Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:	David P. Boyle, CPA
Chairman, President and CEO
Phone: (330) 264-1222
Ext: 228

WAYNE BANCORP, INC. REPORTS
2004 FIRST QUARTER RESULTS

     WOOSTER, Ohio – April 23, 2004 – Wayne Bancorp, Inc. (NASDAQ:WNNB), parent holding company of Wayne County National Bank (WCNB), Savings Bank & Trust (SBT), MidOhio Data, Inc. (MID) and Access Financial Corp. (AFC), today announced its 2004 first quarter results.

     David P. Boyle, Chairman, President and CEO of the Company stated, “Our first quarter earnings are slightly ahead of our internal projections. This is due in part to a more stable than expected net interest margin, a better than anticipated mortgage market, continued realization of cost savings from the Banc Services Corp. (BSC) acquisition and non-interest revenue enhancements. We expect continued challenges in the net interest margin until economic activity warrants changes in the interest rate environment. We are cautiously optimistic that these changes are on the horizon, and we are prepared to take full advantage of these changes.”

     The following commentary, including performance information includes year to date consolidated operations and financial data for Wayne Bancorp, Inc. Prior year information for the same period does not include operations from BSC, as this acquisition was effective on May 31, 2003.

     Total assets increased by $194.4 million, or 31.4 percent, to stand at $813.7 million at March 31, 2004, compared to $619.3 million at March 31, 2003, which is primarily due to the acquisition of BSC during the second quarter of 2003. The increase in assets includes a $69.9 million increase in loans, an $87.5 million increase in securities and federal funds sold, while deposits increased $144.0 million and short-term borrowings and other borrowed funds increased by $14.9 million. As a result of the merger, the Company recorded goodwill and core deposit intangible, which are included in other assets. As of March 31, 2004 goodwill was $24.7 million while core deposit intangible was $4.4 million.

     In the quarter ended March 31, 2004, Wayne Bancorp, Inc. reported net income of $2,328,000, or $.37 per share. This compares to first quarter 2003 net income of $2,228,000, or $.42 per share. Return on average equity for the first quarter of 2004 was 9.27 percent compared to 13.32 percent for the same period one year ago, while return on average assets for the first quarter of 2004 was 1.15 percent compared to 1.46 percent for the same period one year ago. Although year to date net income has increased over the prior period, the Company experienced a dilution in its return on average equity and average assets due to a 50.1 percent increase in average equity and a 32.4 percent increase in average assets compared to the same period one year ago as a result of the merger.

     Net interest income for the first quarter increased from $6,073,000 in 2003, to $7,460,000 in 2004, which represents an increase of 22.8 percent, or $1,387,000. The Company experienced a 13.2 percent increase in interest income, while interest expense declined by 10.9 percent. This increase in net interest income is primarily due to the merger with BSC during 2003, which increased the Company’s earning asset base and ability to increase revenues. Due to the prolonged low interest rate environment and the repricing that has occurred on the balance sheet, the net interest margin has declined from 4.39 percent at March 31, 2003 to 4.22 percent at March 31, 2004. Although the current margin remains strong, the Company anticipates that there will be further margin compression during 2004 as a result of the continued downward repricing on the asset side of the balance sheet exceeding the repricing on the liability side. On a positive note, the economic conditions have shown signs of improvement over the past quarter, signaling that rate increases may follow in the near future, and due to the balance sheet structure and increase in earning assets, management believes the Company is well positioned to take advantage of these interest rate increases.

     Non-interest income for the first quarter increased $660,000, or 49.7 percent, to $1,989,000 compared to $1,329,000 for the same quarter in 2003. This increase is due to increases in several areas, including service charges and fees on deposits, trust revenues, and net gains recognized on the sale of securities, and mortgage loans into the secondary market. As mortgage rates have begun to rise over the past quarter, the Company anticipates that mortgage activity and sales may decrease in future quarters of this year.

     Non-interest expenses for the first quarter increased $1,797,000, or 42.3 percent, to $6,050,000 compared to $4,253,000 for the same period in 2003. This increase is primarily related to the addition of BSC during 2004, which increased the Company’s staff level and number of branch locations, and includes increases in expenses related to compensation and employee health insurance, building and equipment expenses, and other non-interest expenses.

     Wayne Bancorp, Inc. (NASDAQ:WNNB) is an $814 million financial services company. Its bank affiliates — Wayne County National Bank and Savings Bank & Trust — operate 25 banking centers in Wayne, Holmes, Medina and Stark Counties. The Company’s non-bank affiliates, including, MidOhio Data, Inc, which performs proof and data processing operations, and Chippewa Valley Title Agency, Inc., a wholly-owned subsidiary of WCNB are both located in Wayne County, while Access Financial Corp., a consumer finance company is located in Stark county. For more information, visit WCNB’s Web site at wcnb.com and SBT’s Web site at svgsbank.com.

     When used in this document, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projected” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area and competition that could cause actual results to differ materially from the historical earnings and those presently anticipated or projected. Factors listed above could affect the Company’s financial performance and could cause the Company’s actual results to differ materially from any statements expressed with respect to future periods. The Company does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED STATEMENTS OF CONDITION

(Unaudited)	March 31,
(In thousands of dollars except share data)	2004	2003
ASSETS
Cash and due from banks	$29,314	$26,141
Federal funds sold	21,920	11,075

Total cash and cash equivalents	51,234	37,216
Securities, available for sale	254,646	178,008
Loans held for sale	6,954	25,259
Loans	453,657	365,413
Allowance for loans	(7,203)	(6,040)

Net loans	446,454	359,373
Premises and equipment	15,865	11,330
Other assets	38,517	8,071

Total assets	$813,670	$619,257

LIABILITIES
Deposits
Non-interest bearing	$106,866	$70,772
Interest bearing	557,206	449,262

Total deposits	664,072	520,034
Short-term borrowings	34,441	25,818
Other borrowed funds	7,794	1,393
ESOP loan	1,390	1,533
Other liabilities	5,229	3,596

Total liabilities	$712,926	$552,374

SHAREHOLDERS’ EQUITY
Common stock — stated value $1 per share	6,331	4,917
Shares authorized - 12,000,000 in 2004 and 2003 Shares issued – 6,331,328 in 2004 and 4,916,911 in 2003 Shares outstanding - 6,310,955 in 2004 and 4,754,768 in 2003 Paid-in capital	46,933	13,187
Retained earnings	47,167	51,280
Unearned ESOP shares – 61,515 in 2004 and 71,520 in 2003	(1,115)	(1,334)
Treasury stock, at cost – 20,373 in 2004 and 162,143 in 2003	(522)	(4,440)
Shares held in trust for Deferred Share Plan – 30,151 in 2004 and 0 in 2003	(868)	0
Accumulated other comprehensive income	2,818	3,273

Total shareholders’ equity	100,744	66,883

Total liabilities and shareholders’ equity	$813,670	$619,257

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In thousands of dollars	March 31,
except per share data)	2004	2003
INTEREST INCOME
Interest and fees on loans	$7,549	$6,606
Interest on securities	2,067	1,906
Other interest income	19	3

Total interest income	9,635	8,515

INTEREST EXPENSE
Interest on deposits	2,018	2,338
Interest on short-term borrowings	62	52
Interest on other borrowed funds	95	52

Total interest expense	2,175	2,442
Net interest income	7,460	6,073
Provision for loan losses	120	40
Non-interest income	1,989	1,329
Non-interest expense	6,050	4,253

Income before income tax expense	3,279	3,109
Income tax expense	951	881

Net income	$2,328	$2,228

Net income per share	$0.37	$0.42

Dividends per share	$0.18	$0.17

FINANCIAL HIGHLIGHTS

KEY MANAGEMENT RATIOS	March 31,
(Unaudited)	2004	2003
Net interest margin (a) (b)	4.22%	4.39%
Quarter end loan to deposit ratio	69.36%	75.12%
Loss allowance to quarter end loans	1.56%	1.55%
Return on average assets (a)	1.15%	1.46%
Return on average equity (a)	9.27%	13.32%
Total other expenses to average assets (a)	3.05%	2.81%
Total other income to average assets (a)	0.98%	0.87%
Net operating burden to average assets (a)	2.07%	1.94%

(a)	Year to date results annualized.

(b)	Net interest margin is calculated on a fully taxable equivalent basis